Exhibit 10.30

OFFICER SHORT-TERM INCENTIVE PROGRAM

Parameters Document
February 2009

Objective	The Officer Short-Term Incentive Program is intended to align executive compensation with the performance of the corporation. The program provides cash awards to eligible officers based on a combination of corporate, division, and individual performance during the performance year. Bonus pool funding and the amount available for distribution are based on Freddie Mac’s performance against annual Corporate Scorecard objectives and other relevant unplanned accomplishments. The allocation of these funds to divisions is determined at the Chief Executive Officer’s discretion, and will take into account the division’s performance. The allocation of an award to individual officers will take into account performance against their objectives and available funds.

Performance Period	The performance period runs from January 1 — December 31.

General Eligibility	Senior Vice Presidents, Executive Vice Presidents, and the Chief Executive Officer are not eligible to participate in this program until such time as Freddie Mac has additional guidance from the Federal Housing Finance Agency on the application of recent announcements by the U.S. Department of Treasury, as well the American Recovery and Reinvestment Act’s restrictions on executive compensation

A Vice President is eligible to participate in the program if:

• As of the last business day of the performance period, s/he is classified by Freddie Mac (in its sole discretion) as an active, full-time or part-time officer, or an officer on short-term disability and/or approved leaves of absence. Individuals who are in terminated status (for whatever reason) as of the last business day of the performance period are not eligible to participate in the bonus program for that year unless their participation is authorized by the Chief Executive Officer (the “CEO”), the President and Chief Operating Officer (the “President”), or the Executive Vice President-Human Resources and Corporate Services (the “EVP — HR&CS”).[1] Individuals on terminated status include those on severance, retirement and long-term disability.

• On the bonus payment date (typically in February or March of the year following the performance period), s/he is classified by Freddie Mac (in its sole discretion) as an active, full-time or part-time officer, or an officer on short-term disability and/or approved leave of absence. Individuals who are in terminated status (other than as described in the proviso below) on the bonus payment date are not eligible to participate in the bonus program for that year. Individuals on terminated status include those on severance, retirement and long-term disability; provided, however, that an officer who retires (terminates and commences an immediate annuity under the Employees’ Pension Plan) after the last business day of the performance

[1]	The purpose of this change is to provide the CEO, the President and the EVP — HR&CS the flexibility to negotiate bonus payouts upon termination; primarily in the case of terminations due to corporate reorganizations.

period, but before the bonus payout date, is eligible to participate in the program; and, provided further, that an officer is eligible to participate in the program if his/her participation is authorized by the CEO, the President or the EVP — HR&CS.

• S/He is not eligible to participate in a separate compensation, incentive and/or bonus plan or individually negotiated arrangement that provides separate bonus treatment.

Individualized eligibility criteria may be negotiated with officers and is subject to appropriate approval.

Bonus Targets	Each year, a bonus target is developed for and communicated to each eligible officer. The targets may be expressed as a percent of base salary or a fixed dollar amount. Bonus targets are subject to appropriate approvals.

Discretionary Nature of the Program	Freddie Mac’s officer short-term incentive program is discretionary — a payout under the program is not guaranteed and is only payable if the appropriate authority decides to award the bonus. Key performance areas are defined in the Corporate Scorecard and represent corporate performance goals for the year. The Compensation Committee approves the Corporate Scorecard applicable to the performance period.

The program is funded based upon the Company’s performance against an agreed upon performance measure. The amount of funding available for distribution is based on an evaluation of the Company’s performance against the Corporate Scorecard objectives and other items, as the Compensation Committee deems appropriate.

The Corporate Scorecard Objectives are generally communicated to eligible officers generally in the first quarter of the Performance Year.

Bonus Pool Funding	Established and approved by the Compensation Committee at the time the Scorecard is approved and is a function of the aggregate annual incentive targets of the participants and any guaranteed minimum bonus commitments.

Bonus Award	• Each division receives a bonus pool to allocate to participants.
Guidelines	• Bonus targets are calculated based on either a fixed dollar amount or actual base salary earnings (not annual salaries). If calculated on actual base salary earnings, this calculation does not include items such as the prior year’s bonus, other incentive or cash awards, FlexDollars or vacation payouts. If calculated on a fixed dollar amount, the calculation will be prorated using base salary earnings.
• Bonuses are calculated based on the bonus target developed for the officer.
• An officer’s total bonus cannot exceed two times his/her target absent approval of the Compensation Committee for Executive Officers or an Authorized Officer for non-Executive Officers.

Payout	Vice Presidents: Generally, bonuses are recommended by the division heads, approved by an Authorized Officer and paid no later than March in the year following the performance year.

Form of Payout	The award will be paid in cash subject to normal withholding.

General	Bonus amounts paid pursuant to this arrangement are considered compensation for purposes of the benefits accrued under the tax-qualified Thrift/401(k) Savings Plan, the Pension Plan and the non-qualified Supplemental Executive Retirement Plan. These amounts are also considered compensation for deferrals made under the Executive Deferred Compensation Plan.

Nothing in this program is intended to create a contract to employ any employee for any particular term or period of time or otherwise abrogate Freddie Mac’s right to terminate an employee at any time for any reason.

Freddie Mac reserves the right to terminate this program or modify its provisions at any time for any reason at the corporation’s sole discretion.

The terms of this plan are subject to and shall be construed in accordance with applicable law and any regulation, guidance or interpretation issued by the Federal Housing Finance Agency or the U.S. Department of Treasury.

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